frontier

                   FRONTIER COMMUNICATIONS INTERNATIONAL INC.
                           PREPAID TELEPHONE SERVICES
                              DISTRIBUTOR AGREEMENT

This Prepaid Calling Card Agreement (the "Agreement") is made this 30th day of October, 1996 (the effective date") by and between Frontier Communications International Inc., a Delaware corporation with offices at 180 South Clinton Avenue, Rochester, NY 14646 ("FCI"), and DIGITEC 2000, INC., with offices at 500 Fifth Avenue, New York, NY 10110. ("DISTRIBUTOR")

In consideration of the mutual covenants contained herein, FCI and DISTRIBUTOR agree as follows:

1     TERM OF AGREEMENT

      1.1 The term of this Agreement and, unless otherwise specified therein, each Addendum made a part hereof, shall be fifteen (15) months from the effective date. During the term of this Agreement DISTRIBUTOR agrees to purchase a minimum of $10,000,000 at wholesale, in FCI prepaid services. Approved retail rates per minute are stated in ATTACHMENT "A". These services are structured to give DISTRIBUTOR a 38.5% discount off of the face value of PINs ordered.

2     OBLIGATIONS OF FCI

      2.1 FCI shall exercise best efforts to avoid network service interruptions. However, in the event of a network service interruption or equipment failure, FCI's sole liability under this Agreement shall be limited to the amount of damages actually incurred by DISTRIBUTOR or DISTRIBUTOR users directly resulting from the negligence or willful acts or omissions of FCI. FCI shall not be liable for any interruption caused by negligence or any act or omission by or any third party furnishing any portion of the service.

      2.2 FCI guarantees a P.01 grade of service (99% completion rate) for all prepaid services sold to DISTRIBUTOR.

3     OBLIGATIONS OF DISTRIBUTOR

      3.1 In the event that the Distributor orders a customized prepaid card or chooses to use an existing prepaid card, Distributor must notify Frontier of the retail face value for each prepaid card and Frontier will provide Distributor with the number of card numbers and 800 number that corresponds with the number of prepaid cards that Distributor will order.

      3.2 Distributor must also receive Frontier marketing approval of prepaid card, both front and back, prior to printing. Frontier will make a best efforts attempt to review materials and provide written approval on a timely basis. If prior approval is not received, Frontier may choose not to activate PINS or terminate agreement. Frontier will not be held liable for material and/or contract termination as a result of Distributor not complying with appropriate approvals.

      3.3 Frontier shall have the right to approve all point of purchase and other marketing material used by Distributor in marketing Frontier prepaid. Any such approvals required by Frontier will not be unreasonably withheld or delayed for more than 3 business days.

      3.4 DISTRIBUTOR will provide traditional retail venues for promotional opportunities, (i.e. Ads, demos, tie-ins, etc.) and aggressively promote the TecDirect/Frontier prepaid card.

      3.5 DISTRIBUTOR will pay all invoices by Electronic Funds Transfer on the day that batches are activated. One (1) batch equals 500 (five hundred) PINs.

      3.6 Frontier shall be solely responsible for development and implementing the turns and conditions for supplier prepaid purchase and end user use. Following are the terms and conditions that must be included with the cards.

            3.6.1 Prepayment on toll (card) is provided to you by Frontier Communications International Inc., hereafter referred to as "Carrier." By accepting this card, you agree to the terms and conditions below:

                  3.6.1.1 (Card) enables you to make domestic and international calls from within the USA, to over 200 countries worldwide.

                  3.6.1.2 Carrier will not be held liable for card credits and/or call credits in the event of card loss or unauthorized use.

                  3.6.1.3 Disclaimer of warranty, except as otherwise provided in this agreement, the Carrier makes no guarantee, warranty or representation, expressed or implied, regarding the condition, merchantibility or fitness of the information or communications services offered.

                  3.6.1.4  Any unused portion of this card will not be refunded.

                  3.6.1.5 Rates will vary based upon country you are calling and are subject to change without notice. Using services other than calling will also deplete the value of your card. Complete rates are available by calling the Customer Service number on your card.

4     FORCE MAJEURE

      4.1 FCI shall not be liable for any delay or failure of any part of this Agreement from any cause beyond the control and without its fault or negligence, including but not limited to, acts of God, acts of civil or military authority, government regulations, embargoes, epidemic war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackout, severe weather conditions, failure by DISTRIBUTOR to fulfill any of its obligations under this Agreement, acts of third parties or acts or omissions of common carriers (collectively referred to as "Force Majeure Conditions").

5.    INDEMNIFICATION AND LIABILITY

      5.1 Except as otherwise stated herein, or in FCI's tariffs, each party (the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party"), its owners, parents, affiliates, subsidiaries, agents, directors and employees from and against any loss, cost, claim, award, liability, damage, and expense (including reasonable attorneys fees) brought or claimed by third parties, relating to or arising out of the negligence or willful misconduct of the Indemnifying Party, its employees, agents or contractors in the performance of this Agreement.

      5.2 FCI makes no warranties, expressed or implied, with respect to services provided in connection with the prepaid product, including, but not limited to, the implied warranties of merchantibility. FCI shall have no liability to DISTRIBUTOR with respect to its obligations under this Agreement for any indirect, special, consequential or incidental damages of any kind whatsoever, even if it has been advised of the possibility of such damages.

      5.3 Each party shall indemnify and hold the other party harmless from any and all claims, losses, damages, costs, expenses and reasonable attorneys' fees incurred by such other party arising from the failure by the indemnifying party to perform and observe all of the terms and conditions of this Agreement, including but not limited to FCI's unreasonable failure to honor in full any and all prepaid phone services sold by DISTRIBUTOR to its customers.

      5.4 FCI shall be responsible for the payment of all applicable taxes and surcharges related to prepaid calling services and shall indemnify and hold DISTRIBUTOR harmless therefrom.

      5.5 FCI shall comply with all applicable regulatory requirements by any local, state or federal agencies having jurisdiction over the prepaid calling card services and shall hold DISTRIBUTOR harmless therefrom.

6     TERMINATION

      6.1 Either party shall have the right to terminate this Agreement effective upon written notice if:

            6.1.1 The other party makes an assignment for the benefit of creditors;

            6.1.2 The other party as adjudicated a bankrupt, either through voluntary or involuntary proceedings;

            6.1.3 A Trustee or receiver of any substantial part of the other party's assets is appointed by any Court;

            6.1.4 The other party makes an unauthorized assignment of this Agreement;

            6.1.5 The other party fails to comply with any provision of the Agreement and does not correct such failure within thirty
                   (30) days after written notice of such failure is delivered to the other party; or

            6.1.6 The other party receives a notice of violation of the terms and conditions of any license or permit required of that party or its employees in the conduct of that party's business and fails to correct such violations within thirty
                   (30) days.

            6.1.7 No waiver by a party of any deficiencies in one or more instances shall constitute a waiver of that party's right to terminate this Agreement in a subsequent instance.

            6.1.8 Termination of this Agreement for any cause shall not release either party from any liability which at the time of termination had already accrued to the other party or which thereafter may accrue in respect of any act or omission prior to termination, or from any obligation which is expressly stated herein to survive termination.

7     ASSIGNMENT

      7.1 DISTRIBUTOR may not, without the prior written consent of FCI, which shall not unreasonably be withheld or delayed, assign any right, obligation or duty, in whole or in part, or any other interest hereunder. Any such proposed assignee must at a minimum meet all FCI credit standards then in place. FCI may assign any right, obligation, or duty, in whole or in part, or any other interest hereunder, to any of its affiliates without written permission from DISTRIBUTOR.

8     NOTICES

      8.1 Any notices required to be given under this Agreement shall be deemed to have been given when personally delivered or when mailed by prepaid registered or certified mail and/or faxed to:

                   Frontier Communications International, Inc.
                   180 South Clinton Avenue
                   Rochester, NY 14646-0600
                   Attn.: Director of Marketing, Prepaid Calling Cards

                   and to:

                   Digitec 2000, Inc.
                   500 Fifth Avenue
                   Suite 424
                   New York, N.Y. 10110
                   Attn: Diego Roca

9     GENERAL

      9.1 This Agreement constitutes the entire understanding between FCI and DISTRIBUTOR and supersedes any and all oral and/or written statements and representations made by either party to the other.

      9.2 All parts, sections, Exhibits, and Addendum's to this Agreement shall be considered confidential in all cases for the life of this Agreement.

      9.3 Failure on the part of either party to enforce any provision of this Agreement in any one instance shall not be considered as a general waiver or relinquishment of the right to enforce such provision.

      9.4 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected thereby.

      9.5 DISTRIBUTOR shall pay the charges for the Services provided hereunder as specified in any Exhibits and any Addendum to this Agreement. The charges shown in each Exhibit or Addendum are fixed for the term of this Agreement or for the term specified in any Exhibit or Addendum if different than the term of this Agreement. However, if the action of any governmental authority having jurisdiction over FCI's service increases FCI's costs in providing such service, FCI may increase the charges for the affected service. FCI will provide DISTRIBUTOR sixty days written notice of any changes. DISTRIBUTOR will then have the right to terminate this Agreement without penalty with thirty days written notice.

      9.6   FCI represents and warrants that:

            9.6.1 This Agreement is the legal, valid and binding obligation of FCI, and is enforceable against FCI in accordance with its terms, except to the extent that enforceability my be limited by bankruptcy, insolvency an other similar laws affecting the enforcement of creditors' rights generally, as well as general principles of equity limiting the availability of the remedy of the specific performance.

            9.6.2 The execution and delivery by FCI of this Agreement and the performance by FCI of its obligations hereunder have been duly authorized by all the necessary corporate action of FCI and do not and will not violate any judgment, order, decree, law or regulation applicable to FCI and do not and will not
                   (I) result in the breach of, or constitute a default under, or require any consent under any agreement or instrument to which FCI is a party or by which FCI or any of its properties may be bound or affected or result in the creation or imposition of any lies, charge, claim or encumbrance of any nature upon any of the assets of FCI.

            9.6.3 No action, suit or other proceeding is pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit, or which could in any way affect, the performance of FCI's obligations contemplated by this Agreement.

9.7   DISTRIBUTOR represents and warrants that:

            9.7.1 This Agreement is the legal, valid and binding obligation of DISTRIBUTOR, and is enforceable against DISTRIBUTOR in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, as well as general principles of equity limiting the availability of the remedy of specific performance.

            9.7.2 The execution and delivery by DISTRIBUTOR of this Agreement and the performance by DISTRIBUTOR of its obligations hereunder have been duly authorized by all the necessary corporate action of DISTRIBUTOR and do not and will not violate any judgment, order, decree, law or regulation applicable to DISTRIBUTOR and do not and will not (I) result in the breach of, or constitute a default under, or require any consent under any agreement or instrument to which DISTRIBUTOR is a party or by which DISTRIBUTOR or any of its properties may be bound or affected or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance of any nature upon any of the assets of DISTRIBUTOR.

            9.7.3 No action, suit or ether proceeding is pending or threatened before any court, tribunal or government authority seeking or threatening to restrain or prohibit, or which could in any way affect, the performance of DISTRIBUTOR'S obligations contemplated by this Agreement.

      9.8 The Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each party and delivered to each other party.

      9.9 This Agreement shall be governed in all respects by the law applied to contracts executed and to be performed in the state of New York.


IN WITNESS WHEREOF, the parties agree that this letter sets forth our complete Agreement to date and may not be modified except in writing signed by both parties.


DIGITEC 2000, INC.

By: Frank C. Magliato

Title: Chief Executive Officer and President

Date:  November 12, 1996

Signature: /s/ Frank C. Magliato
           -----------------------------------


FRONTIER COMMUNICATIONS INTERNATIONAL INC.

By:  David Dodge

Title: District Sales Manager

Date: November 12, 1996

Signature: /s/ David Dodge
           -----------------------------------